CONSULTING AGREEMENT

                                  May 16, 2001


         Saratoga Holdings I, Inc. ("SHI") a Texas Corporation, by this agreement agrees to pay the sum of $10,000 per month for a period of not less than twenty-four months to Thomas F. Cooke ("Cooke"), Cooke agrees to provide consulting services to the company that shall include all the day to day administration of the company's business, the pursuit of new opportunities for the company, and to identify, evaluate and consummate merger and acquisition opportunities.

         The effective date of the agreement is January 1, 2001 and terminates on January 1, 2003.

         Any and all obligations that have accrued at the termination of the agreement shall bear interest at the rate of 10% per annum.

         SHI agrees that at the sole discretion of Cooke that any and all unpaid balance due to Cooke may be converted to common stock of SHI at an exchange rate of a fair market price at the time of conversion determined by a qualified, independent third party. In addition, SHI will use its best efforts to register with the Securities and Exchange Commission of the United States any shares issued to Cooke pursuant to this agreement.

         Cooke agrees to defer any and all payment under this agreement until such time SHI has the financial resources to fulfill its obligation under this agreement or at which time Cooke elects to convert the obligation of SHI to common stock of SHI pursuant to the agreement.

                                                  Sincerely,


                                                  Thomas F. Cooke
                                                  Saratoga Holdings I, Inc.
                                                  Chairman/CEO

Agreed and Accepted


Thomas F. Cooke
Individual